Exhibit 99.1

EcoChain, Inc. Reports Monthly Site Level Financials as it Continues to Scale Up

ALBANY, N.Y., June 10, 2021 /PRNewswire/ – EcoChain, Inc. (“EcoChain”), a wholly-owned subsidiary of Mechanical Technology, Incorporated (“MTI” or the “Company”), (NASDAQ: MKTY), a cryptocurrency mining business powered by renewable energy, today announced the release site level results by month through May.

As previously communicated, EcoChain has released its site level financial flash, including revenue, adjusted cost of cryptocurrency revenue and contribution margin.

Michael Toporek, CEO of the Company commented “We are pleased to make this first monthly disclosure of EcoChain’s revenue and contribution margin by location. It is the first of what will now be regular releases of monthly results. We continue to disclose information that is consistent with our ethos of transparency and accountability to stockholders. We sincerely hope that investors find this information useful when reviewing our operating performance.”

Key Highlights:

•	Combined EcoChain revenue of $560 thousand and contribution margin of $440 thousand for April 2021
•	Combined EcoChain revenue of $618 thousand and contribution margin of $503 thousand for May 2021
•	Combined EcoChain revenue of $2.2 million and contribution margin of $1.7 million for all of 2021

Click here to access the presentation and video:

https://ecochainmining.com/news/monthlyflashmay2021/

About EcoChain, Inc.

EcoChain, Inc., a wholly-owned subsidiary of Mechanical Technology, Incorporated, is engaged in developing and operating ultra-low cost green data centers focused on cryptocurrency mining. For more information about EcoChain, please visit www.ecochainmining.com.

Forward Looking Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this communication, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the successful execution of the Company's business strategy. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Such risks and uncertainties include, among other things, our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the availability of financing; the Company's ability to implement its long range business plan for various applications of its technology; the Company's ability to enter into agreements with any necessary partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company's technology; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company's reports filed with the Securities and Exchange Commission.

Contact Information:

Lisa Brennan

lbrennan@mtiinstruments.com

Investor Relations:

Kirin Smith, President

PCG Advisory, Inc.

646.823.8656

Ksmith@pcgadvisory.com

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